Exhibit 5.1

May 23, 2014

Advance Auto Parts, Inc.

5008 Airport Road

Roanoke, Virginia 24012

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Advance Auto Parts, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 23, 2014 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 8,329,713 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, that are subject to issuance by the Company upon the exercise or settlement of awards granted or to be granted under the Company’s 2014 Long Term Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and for legal and sufficient consideration under the Delaware General Corporation Law.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP